CONSENT TO ASSIGNMENT AND AMENDMENT

     THIS CONSENT TO ASSIGNMENT AND AMENDMENT (“Consent”) is dated as of June 30, 2009 by and between CUNA Brokerage Services, Inc. (“Assignor”), CUNA Mutual Insurance Society (“CMIS”), Ultra Series Fund (“USF”) and Mosaic Funds Distributor, LLC (“Assignee”).

     WITNESSETH:

     WHEREAS, Assignor, CMIS and USF are parties to that certain Amended and Restated Fund Participation Agreement dated as of September 22, 2008 (“Agreement”);

     WHEREAS, effective as of June 30, 2009 (“Effective Time”), Assignee will replace Assignor as the principal underwriter of USF;

     WHEREAS, effective as of the Effective Time, Madison Asset Management, LLC will replace MEMBERS Capital Advisors, Inc. as the investment advisor to USF; and

     WHEREAS, each of the parties desires to consent to the transfer and assignment and amendment of the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the promises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Consent to Assignment.

     (a)     Assignor transfers and assigns of all Assignor’s rights, benefits, interests, duties, obligations and liabilities under the Agreement arising on or after the Effective Time to Assignee.

     (b)     Assignee accepts and assumes all Assignor’s rights, benefits, interests, duties, obligations and liabilities under the Agreement or resulting from the performance of the Agreement, arising on or after the Effective Time. Assignee agrees to perform, satisfy and discharge, when due, all Assignor’s duties, obligations and liabilities under the Agreement and agrees to be bound by the Agreement in accordance with the terms and conditions contained therein.

     (c)     USF and CMIS consent to such assignment.

2.     Amendment.

(a)     References to MEMBERS Capital Advisors, Inc. are replaced by references to Madison Asset Management, LLC throughout the Agreement.

(b)     The text under “Article IX. Notices” is deleted and replaced with the following:

Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to Ultra Series Fund or Mosaic Funds Distributor, LLC:

550 Science Drive

Madison, WI 53711
Attention: Legal Department

If to CUNA Mutual Insurance Society:

                    5910 Mineral Point Road

                    Madison, WI 53705

                    Attention: Office of the General Counsel

Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

3.      Continuation of Agreement. Subject to the consent to assignment and amendment made herein, all terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Consent effective as of the date first written above.

MOSAIC FUNDS DISTRIBUTOR, LLC By: Name: Title:	ULTRA SERIES FUND By: Name: Title:
CUNA MUTUAL INSURANCE SOCIETY By: Name: Title:	CUNA BROKERAGE SERVICES, INC. By: Name: Title: